UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2019

AYTU BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38247	47-0883144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206
Englewood, CO 80112

(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (720) 437-6580

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 15, 2019, the board of directors (the “Board”) of Aytu BioScience, Inc. (the “Company”), upon the recommendation of the Company’s compensation committee, agreed to renew the employment agreements of Joshua R. Disbrow and Jarrett T. Disbrow. The material terms of the employment agreements are as follows.

Joshua R. Disbrow Employment Agreement

Pursuant to the terms of Joshua R. Disbrow’s employment agreement (the “CEO Employment Agreement”), the Company agreed to the following compensation package:

●
an annual base salary of $330,000 per annum, which shall be reviewed at the end of each fiscal year of the Company;

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restricted stock or options to be granted on or promptly after August 1, 2019 as determined by the Committee at that time; and

●
an annual discretionary bonus with a target amount of 125% of Mr. Disbrow’s base salary.

The term of the CEO Employment Agreement is 24-months beginning on the Effective Date (as defined therein) (the “CEO Term”). The CEO Term shall end immediately upon the occurrence of certain events named therein. The Company can terminate Mr. Disbrow’s employment with or without cause (as defined in the CEO Employment Agreement) or as a result of disability (as defined in the CEO Employment Agreement). Mr. Disbrow can terminate his employment with our without good reason (as defined in the CEO Employment Agreement).

The Company expects to file the CEO Employment Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2019. The foregoing description of the CEO Employment Agreement is qualified in its entirety by reference to the text of the CEO Employment Agreement, when filed.

Jarrett T. Disbrow Employment Agreement

Pursuant to the terms of Jarrett T. Disbrow’s employment agreement (the “COO Employment Agreement”), the Company agreed to the following compensation package:

●
an annual base salary of $250,000 per annum, which shall be reviewed at the end of each fiscal year of the Company;

●
restricted stock or options to be granted on or promptly after August 1, 2019 as determined by the Committee at that time; and

●
an annual discretionary bonus with a target amount of 125% of Mr. Disbrow’s base salary.

The term of the COO Employment Agreement is 24-months beginning on the Effective Date (as defined therein) (the “COO Term”). The COO Term shall end immediately upon the occurrence of certain events named therein. The Company can terminate Mr. Disbrow’s employment with or without cause (as defined in the COO Employment Agreement) or as a result of disability (as defined in the COO Employment Agreement). Mr. Disbrow can terminate his employment with our without good reason (as defined in the COO Employment Agreement).

The Company expects to file the COO Employment Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2019. The foregoing description of the COO Employment Agreement is qualified in its entirety by reference to the text of the COO Employment Agreement, when filed.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 15, 2019, the Board appointed Steven J. Boyd, age 38, to the Board to fill one of the two vacancies on the Board. Since July 2012 Mr. Boyd has served as the Chief Investment Officer of Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd. (“Armistice”), a hedge fund focused on health care and consumer sectors based in New York City. Mr. Boyd founded Armistice Capital, LLC in 2012. Prior to founding Armistice, Mr. Boyd was a senior research analyst at Senator Investment Group, an associate at York Capital, an analyst at SAB Capital Management and an analyst at McKinsey & Company. Mr. Boyd is a graduate of the University of Pennsylvania, with degrees in economics and political science. He serves on the boards of directors of each of Cerecor, Inc. and EyeGate Pharmaceuticals, Inc. The Board believes that Mr. Boyd’s experience in the capital markets and strategic transactions, and his focus on the healthcare industry makes him a valuable member of the Board. Mr. Boyd has elected to not receive any compensation for his Board service. At the time of his appointment it has not been determined which Board committees Mr. Boyd will serve on.

Other than the transactions disclosed pursuant to Item 404(a) of Regulation S-K under Item 1.01 of the Company’s Current Report on Form 8-K filed with the SEC on December 4, 2018 (the “Prior 8-K”), the Company is not aware of any other transactions that require disclosure under Item 404(a) of Regulation S-K. The information set forth in the Prior 8-K under Item 1.01 is incorporated herein by reference.

Item 8.01 Other Events.

Effective April 15, 2019, Mr. Gary Cantrell resigned from the Company’s Audit Committee and as Chairman of the Compensation Committee. Mr. Cantrell will remain a member of the Compensation Committee. In addition, effective April 15, 2019, the Board appointed Mr. Michael Macaluso to the Company’s Audit Committee and the Compensation Committee and appointed Mr. Macaluso as Chairman of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AYTU BIOSCIENCE, INC.

Date:	April 18, 2019	By:	/s/ Joshua R. Disbrow
Joshua R. Disbrow
Chief Executive Officer